Exhibit 10.3

Annex A

QUOIN PHARMACEUTICALS LTD.

Compensation Policy for Executive Officers and Directors

(As Adopted by the Shareholders on, 2025)

Table of Contents

A. Overview and Objectives	A-2
B. Base Salary and Benefits	A-3
C. Cash Bonuses	A-5
D. Equity Based Compensation	A-6
E. Retirement and Termination of Service Arrangements	A-7
F. Exculpation, Indemnification and Insurance	A-8
G. Arrangements upon Change of Control	A-9
H. Board of Directors Compensation	A-9
I. Miscellaneous	A-9

A.	Overview and Objectives
1.	Introduction

This document sets forth the Compensation Policy for Executive Officers and Directors (this “Compensation Policy” or “Policy”) of Quoin Pharmaceuticals Ltd. (“Quoin” or the “Company”), in accordance with the requirements of the Companies Law and the regulations promulgated thereunder, 5759-1999 (the “Companies Law”).

Compensation is a key component of Quoin’s overall human capital strategy to attract, retain, reward, and motivate highly skilled individuals that will enhance Quoin’s value and otherwise assist Quoin to reach its business and financial long-term goals. Accordingly, the structure of this Policy is established to tie the compensation of each officer to Quoin’s goals and performance.

For purposes of this Policy, “Executive Officers” shall mean “Office Holders” as such term is defined in Section 1 of the Companies Law, excluding, unless otherwise expressly indicated herein, Quoin’s directors.

This policy is subject to applicable law and is not intended, and should not be interpreted as limiting or derogating from, provisions of applicable law to the extent not permitted.

This Policy shall apply to compensation agreements and arrangements which will be approved after the date on which this Policy is adopted and shall serve as Quoin’s Compensation Policy for three (3) years, commencing as of its adoption.

The Compensation Committee and the Board of Directors of Quoin (the “Compensation Committee” and the “Board”, respectively) shall review and reassess the adequacy of this Policy from time to time, as required by the Companies Law.

2.	Objectives

Quoin’s objectives and goals in setting this Policy are to attract, motivate and retain highly experienced leaders who will contribute to Quoin’s success and enhance shareholder value, while demonstrating professionalism in a highly achievement-oriented culture that is based on merit and rewards excellent performance in the long term, and embedding Quoin’s core values as part of a motivated behavior. To that end, this Policy is designed, among others:

2.1.	To closely align the interests of the Executive Officers with those of Quoin’s shareholders in order to enhance shareholder value;
2.2.	To align a significant portion of the Executive Officers’ compensation with Quoin’s short and long-term goals and performance;
2.3.

To provide the Executive Officers with a structured compensation package, including competitive salaries, performance-motivating cash and equity incentive programs and benefits, and to be able to present to each Executive Officer an opportunity to advance in a growing organization;

2.4.	To strengthen the retention and the motivation of Executive Officers in the long term;
2.5.	To provide appropriate awards in order to incentivize superior individual excellency and corporate performance; and
2.6.	To maintain consistency in the way Executive Officers are compensated.
3.	Compensation Instruments

Compensation instruments under this Policy may include the following:

3.1.	Base salary;
3.2.	Benefits;
3.3.	Cash bonuses;
3.4.	Equity based compensation;
3.5.	Change of control provision; and
3.6.	Retirement and termination terms.
4.	Overall Compensation — Ratio Between Fixed and Variable Compensation
4.1.

This Policy aims to balance the mix of “Fixed Compensation” (comprised of base salary and benefits) and “Variable Compensation” (comprised of cash bonuses and equity-based compensation) in order to, among other things, appropriately incentivize Executive Officers to meet Quoin’s short- and long-term goals while taking into consideration the Company’s need to manage a variety of business risks.

4.2.	The total annual bonus and equity-based compensation of each Executive Officer shall not exceed 95% of the total compensation package of such Executive Officer on an annual basis.
5.	Inter-Company Compensation Ratio
5.1.

In the process of drafting and updating this Policy, Quoin’s Board and Compensation Committee have examined the ratio between employer cost associated with the engagement of the Executive Officers, including directors, and the average and median employer cost associated with the engagement of Quoin’s other employees (including contractor employees as defined in the Companies Law) (the “Ratio”).

5.2.

The possible ramifications of the Ratio on the daily working environment in Quoin were examined and will continue to be examined by Quoin from time to time in order to ensure that levels of executive compensation, as compared to the overall workforce will not have a negative impact on work relations in Quoin.

B.	Base Salary and Benefits
6.	Base Salary
6.1.

A base salary provides stable compensation to Executive Officers and allows Quoin to attract and retain competent executive talent and maintain a stable management team. The base salary varies among Executive Officers, and is individually determined according to the educational background, prior vocational experience, qualifications, company’s role, business responsibilities and the past performance of each Executive Officer.

6.2.

Since a competitive base salary is essential to Quoin’s ability to attract and retain highly skilled professionals, Quoin will seek to establish a base salary that is competitive with base salaries paid to Executive Officers in a peer group of other companies operating in pharmaceutical sectors which are similar in their characteristics to Quoin’s, as much as possible, while considering, among others, such companies’ size and characteristics including their revenues, profitability rate, number of employees and operating arena (in Israel or globally), the list of which shall be reviewed and approved by the Compensation Committee at least every two years. To that end, Quoin shall utilize as a reference, comparative market data and practices, which will include a compensation survey that compares and analyses the level of the overall compensation package offered to an Executive Officer of the Company with compensation packages in similar positions to that of the relevant officer) in such companies. Such compensation survey may be conducted internally or through an external independent consultant.

6.3.

The Compensation Committee and the Board may periodically consider and approve base salary adjustments for Executive Officers. The main considerations for salary adjustment are similar to those used in initially determining the base salary, but may also include change of role or responsibilities, recognition for professional achievements, regulatory or contractual requirements, budgetary constraints or market trends. The Compensation Committee and the Board will also consider the previous and existing compensation arrangements of the Executive Officer whose base salary is being considered for adjustment. Any limitation herein based on the base salary shall be calculated based on the monthly base salary applicable at the time of consideration of the respective grant or benefit.

7.	Benefits
7.1.	The following benefits may be granted to the Executive Officers in order, among other things, to comply with legal requirements:

7.1.1.Vacation days in accordance with market practice;

7.1.2.Sick days in accordance with market practice;

7.1.3.Convalescence pay according to applicable law;

7.1.4.	Monthly remuneration for a study fund, as allowed by applicable law and with reference to Quoin’s practice and the practice in peer group companies;
7.1.5.

Quoin shall contribute on behalf of the Executive Officer to an insurance policy or a pension fund, as allowed by applicable law and with reference to Quoin’s policies and procedures and the practice in peer group companies; and

7.1.6.

Quoin shall contribute on behalf of the Executive Officer towards work disability insurance, as allowed by applicable law and with reference to Quoin’s policies and procedures and to the practice in peer group companies.

7.2.

Non-Israeli Executive Officers may receive other similar, comparable or customary benefits as applicable in the relevant jurisdiction in which they are employed. Such customary benefits shall be determined based on the methods described in Section 6.2 of this Policy (with the necessary changes and adjustments).

7.3.

In the event of relocation of an Executive Officer to another geography, such Executive Officer may receive other similar, comparable or customary benefits as applicable in the relevant jurisdiction in which he or she is employed or additional payments to reflect adjustments in cost of living. Such benefits shall include reimbursement for out of pocket one-time payments and other ongoing expenses, such as housing allowance, car allowance, and home leave visit, etc.

7.4.

Quoin may offer additional benefits to its Executive Officers, which will be comparable to customary market practices, such as, but not limited to: cellular and land line phone benefits, company car and travel benefits, reimbursement of business travel including a daily stipend when traveling and other business related expenses, insurances, other benefits (such as newspaper subscriptions, academic and professional studies), etc., provided, however, that such additional benefits shall be determined in accordance with Quoin’s policies and procedures.

C.	Cash Bonuses
8.	Annual Cash Bonuses — The Objective
8.1.

Compensation in the form of an annual cash bonus is an important element in aligning the Executive Officers’ compensation with Quoin’s objectives and business goals. Therefore, a pay-for- performance element, as payout eligibility and levels are determined based on actual financial and operational results, in addition to other factors the Compensation Committee may determine, as well as individual performance.

8.2.

An annual cash bonus may be awarded to Executive Officers upon the attainment of pre-set periodical objectives and individual targets determined by the Compensation Committee (and, if required by law, by the Board) at the beginning of each calendar year, or upon engagement, in case of newly hired Executive Officers, taking into account Quoin’s short and long-term goals, as well as its compliance and risk management policies. The Compensation Committee and the Board shall also determine applicable minimum thresholds that must be met for entitlement to the annual cash bonus (all or any portion thereof) and the formula for calculating any annual cash bonus payout, with respect to each calendar year, for each Executive Officer. In special circumstances, as determined by the Compensation Committee and the Board (e.g., regulatory changes, significant changes in Quoin’s business environment, a significant organizational change and a significant merger and acquisition events), the Compensation Committee and the Board may modify the objectives and/or their relative weights during the calendar year.

8.3.

In the event the employment of an Executive Officer is terminated prior to the end of a fiscal year, the Company may pay such Executive Officer a full annual cash bonus or a prorated one. Such bonus will become due on the same scheduled date for annual cash bonus payments by the Company.

8.4.	The actual annual cash bonus to be awarded to Executive Officers shall be approved by the Compensation Committee and the Board.
9.	Annual Cash Bonuses — The Formula

Executive Officers other than the CEO

9.1.

The performance objectives for the annual cash bonus of Quoin’s Executive Officers, other than the chief executive officer (the “CEO”), may be approved by Quoin’s CEO (in lieu of the Compensation Committee) and may be based on company and individual objectives. Measurable performance objectives will include the objectives and the weight to be assigned to each achievement in the overall evaluation, and will be based on actual results. The Company may also grant annual cash bonuses to Quoin’s Executive Officers, other than the CEO, on a discretionary basis.

9.2.

The target annual cash bonus that an Executive Officer, other than the CEO, will be entitled to receive for any given calendar year, will not exceed 100% of such Executive Officer’s annual base salary.

9.3.

The maximum annual cash bonus including for overachievement performance that an Executive Officer, other than the CEO, will be entitled to receive for any given calendar year, will not exceed 200% of such Executive Officer’s annual base salary.

CEO

9.4.

The annual cash bonus of Quoin’s CEO will be mainly based on measurable performance objectives and subject to minimum thresholds as provided in Section 8.2 above. Such measurable performance objectives will be determined annually by Quoin’s Compensation Committee (and, if required by law, by Quoin’s Board) and will be based on company and personal objectives.

These measurable performance objectives, which include the objectives and the weight to be assigned to each achievement in the overall evaluation, will be based on overall company performance measures, which are based on actual financial and operational results.

9.5.

The less significant part of the annual cash bonus granted to Quoin’s CEO, and in any event not more than 40% of the annual cash bonus, may be based on a discretionary evaluation of the CEO’s overall performance by the Compensation Committee and the Board based on quantitative and qualitative criteria.

9.6.	The target annual cash bonus that the CEO will be entitled to receive for any given calendar year, will not exceed 100% of his or her annual base salary.
9.7.	The maximum annual cash bonus including for overachievement performance that the CEO will be entitled to receive for any given calendar year, will not exceed 200% of his or her annual base salary.
10.	Other Bonuses
10.1.

Special Bonus. Quoin may grant its Executive Officers a special bonus as an award for special achievements (such as in connection with mergers and acquisitions, offerings, achieving target budget or business plan under exceptional circumstances or special recognition in case of retirement) at the CEO’s discretion (and in the CEO’s case, at the Board’s discretion), subject to any additional approval as may be required by the Companies Law (the “Special Bonus”). The Special Bonus will not exceed 200% of the Executive Officer’s total compensation package on an annual basis. A Special Bonus can be paid, in whole or in part, in equity in lieu of cash and the value of any such equity component of a Special Bonus shall be determined in accordance with Section 13.3 below.

10.2.

Signing Bonus. Quoin may grant a newly recruited Executive Officer a signing bonus at the CEO’s discretion (and in the CEO’s case, at the Board’s discretion), subject to any additional approval as may be required by the Companies Law (the “Signing Bonus”). The Signing Bonus will not exceed twelve (12) monthly entry base salaries of the Executive Officer.

10.3.

Relocation Bonus. Quoin may grant its Executive Officers a special bonus in the event of relocation of an Executive Officer to another geography (the “Relocation Bonus”). The Relocation bonus will include customary benefits associated with such relocation and its monetary value will not exceed 100% of the Executive Officer’s annual base salary.

11.	Compensation Recovery (“Clawback”)
11.1.

In the event of an accounting restatement, Quoin shall be entitled to recover from its Executive Officers the bonus compensation or performance-based equity compensation in accordance with the clawback policy adopted by the Company from time to time under the applicable stock exchange rules.

11.2.

Nothing in this Section 11 derogates from any other “Clawback” or similar provisions regarding disgorging of profits imposed on Executive Officers by virtue of applicable securities laws or a separate contractual obligation.

D.Equity Based Compensation

12.	The Objective
12.1.

The equity-based compensation for Quoin’s Executive Officers is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the Executive Officers’ interests with the long-term interests of Quoin and its shareholders, and to strengthen the retention and the motivation of Executive Officers in the long term. In addition, since equity-based awards are structured to vest over several years, their incentive value to recipients is aligned with longer-term strategic plans.

12.2.

The equity-based compensation offered by Quoin is intended to be in a form of share options and/or other equity based awards, such as RSUs, in accordance with the Company’s equity incentive plan in place as may be updated from time to time.

12.3.

All equity-based incentives granted to Executive Officers shall be subject to vesting periods in order to promote long-term retention of the awarded Executive Officers. Unless determined otherwise in a specific award agreement or in a specific compensation plan approved by the Compensation Committee and the Board, grants to Executive Officers other than directors shall vest gradually over a period of between two (2) to four (4) years or based on performance.

12.4.

All other terms of the equity awards shall be in accordance with Quoin’s incentive plans and other related practices and policies. Accordingly, the Board may, following approval by the Compensation Committee, extend the period of time for which an award is to remain exercisable and make provisions with respect to the acceleration of the vesting period of any Executive Officer’s awards, including, without limitation, in connection with a corporate transaction involving a change of control, subject to any additional approval as may be required by the Companies Law.

13.	General Guidelines for the Grant of Awards
13.1.

The equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role and the personal responsibilities of the Executive Officer.

13.2.

In determining the equity-based compensation granted to each Executive Officer, the Compensation Committee and Board shall consider the factors specified in Section 13.1 above, and in any event the total fair market value of an annual equity-based compensation at the time of grant (not including bonus paid in equity in lieu of cash) shall not exceed 500% of such Executive Officer’s total fixed component (base salary and benefits) to which such Executive Officer is entitled in the grant year.

13.3.	The fair market value of the equity-based compensation for the Executive Officers will be determined according to acceptable valuation practices at the time of grant.
13.4.	The Company may satisfy tax withholding obligations related to equity-based compensation by net issuance, sale-to-cover or any other mechanism as determined by the Board from time to time.

E.Retirement and Termination of Service Arrangements

14.	Advanced Notice Period

Quoin may provide an Executive Officer, other than the CEO, according to his/her seniority in the Company, his/her contribution to the Company’s goals and achievements and the circumstances of retirement a prior notice of termination of up to six (6) months, during which the Executive Officer may be entitled to all of the compensation elements, and to the continuation of vesting of his/her options and/or other equity based awards.

Quoin may provide the CEO a prior notice of termination of up to twelve (12) months, during which the Executive Officer may be entitled to all of the compensation elements, and to the continuation of vesting of his/her options and/or other equity based awards.

15.	Adjustment Period

Quoin may provide an additional adjustment period of up to nine (9) months to an Executive Officer, other than the CEO, according to his/her seniority in the Company, his/her contribution to the Company’s goals and achievements and the circumstances of retirement and to the CEO, during which the Executive Officer may be entitled to all of the compensation elements, and to the continuation of vesting of his/her options and/or other equity based awards.

16.	Additional Retirement and Termination Benefits

Quoin may provide additional retirement and terminations benefits and payments as may be required by applicable law (e.g., mandatory severance pay under Israeli labor laws), or which will be comparable to customary market practices.

17.	Non-Compete Grant

Upon termination of employment and subject to applicable law, Quoin may grant to its Executive Officers a non-compete grant as an incentive to refrain from competing with Quoin for a defined period of time. The terms and conditions of the non-compete grant shall be decided by the Board and shall not exceed such Executive Officer’s monthly base salary multiplied by twelve (12).

18.	Limitation Retirement and Termination of Service Arrangements

The total non-statutory payments under Sections 14-17 above shall not exceed the Executive Officer’s monthly base salary multiplied by twenty-four (24).

F.Exculpation, Indemnification and Insurance

19.	Exculpation

Quoin may exempt its directors and Executive Officers in advance for all or any of his/her liability for damage in consequence of a breach of the duty of care vis-a-vis Quoin, to the fullest extent permitted by applicable law.

20.	Insurance and Indemnification
20.1.

Quoin may indemnify its directors and Executive Officers to the fullest extent permitted by applicable law, for any liability and expense that may be imposed on the director or the Executive Officer, as provided in the indemnity agreement between such individuals and Quoin, all subject to applicable law and the Company’s articles of association.

20.2.	Quoin will provide directors’ and officers’ liability insurance (the “Insurance Policy”) for its directors and Executive Officers as follows:
20.2.1.

The limit of liability of the insurer shall not exceed the greater of $50 million or 50% of the Company’s shareholders equity based on the most recent financial statements of the Company at the time of approval by the Compensation Committee; and

20.2.2.

The Insurance Policy, as well as the limit of liability and the premium for each extension or renewal shall be approved by the Compensation Committee (and, if required by law, by the Board) which shall determine that the sums are reasonable considering Quoin’s exposures, the scope of coverage and the market conditions and that the Insurance Policy reflects the current market conditions, and it shall not materially affect the Company’s profitability, assets or liabilities.

20.3.

Upon circumstances to be approved by the Compensation Committee (and, if required by law, by the Board), Quoin shall be entitled to enter into a “run off” Insurance Policy of up to seven (7) years, with the same insurer or any other insurance, as follows:

20.3.1.

The limit of liability of the insurer shall not exceed the greater of $50 million or 50% of the Company’s shareholders equity based on the most recent financial statements of the Company at the time of approval by the Compensation Committee; and

20.3.2.

The Insurance Policy, as well as the limit of liability and the premium for each extension or renewal shall be approved by the Compensation Committee (and, if required by law, by the Board) which shall determine that the sums are reasonable considering the Company’s exposures covered under such policy, the scope of cover and the market conditions, and that the Insurance Policy reflects the current market conditions and that it shall not materially affect the Company’s profitability, assets or liabilities.

20.4.

Quoin may extend the Insurance Policy in place to include cover for liability pursuant to a future public offering of securities. The Insurance Policy, as well as the additional premium shall be approved by the Compensation Committee (and if required by law, by the Board) which shall determine that the sums are reasonable considering the exposures pursuant to such public offering of securities, the scope of cover and the market conditions and that the Insurance Policy reflects the current market conditions, and it does not materially affect the Company’s profitability, assets or liabilities.

G.	Arrangements upon Change of Control
21.

The following benefits may be granted to the Executive Officers in addition to, or in lieu of, the benefits applicable in the case of any retirement or termination of service upon a “Change of Control” or, where applicable, in the event of a Change of Control following which the employment of the Executive Officer is terminated or adversely adjusted in a material way:

21.1.	Vesting acceleration of outstanding options or other equity-based awards;
21.2.

Extension of the exercising period of options or vesting of other equity-based awards for Quoin’s Executive Officer for a period of up to one (1) year in case of an Executive Officer other than the CEO and two (2) years in case of the CEO, following the date of employment termination; and

21.3.

Up to an additional six (6) months of continued base salary and benefits following the date of employment termination (the “Additional Adjustment Period”). For avoidance of doubt, such additional Adjustment Period shall be in addition to the advance notice and adjustment periods pursuant to Sections 14 and 15 of this Policy, but subject to the limitation set forth in Section 18 of this Policy.

21.4.	A cash bonus not to exceed 200% of the Executive Officer’s annual base salary in case of an Executive Officer other than the CEO and COO and 250% in case of the CEO and COO.
H.	Board of Directors Compensation
22.

Members of the Board and its chairperson may be entitled to receive an annual cash retainer for their service on the Board. Additional payments may be made to Board members for their service on the audit, compensation, nominating, or other committees of the Board, as well as for their service as chairpersons of such committees.

23.

Members of the Board and its chairperson may also be granted (i) annual equity-based awards and (ii) welcome equity-based awards. Any payment or award under this Section 23 shall be approved as required by applicable law.

24.

The compensation of the Company’s external directors, if elected, shall be in accordance with the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director), 5760-2000, as amended by the Companies Regulations (Relief for Public Companies Traded on Stock Exchange Outside of Israel), 5760-2000, as such regulations may be amended from time to time.

25.

Notwithstanding the provisions of Section 22 above, in special circumstances, such as in the case of a professional director, an expert director or a director who makes a unique contribution to the Company, such director’s compensation may be different than the compensation of all other directors.

26.	In addition, members of the Board may be entitled to reimbursement of expenses when traveling abroad on behalf of Quoin.
27.	It is hereby clarified that the compensation stated under Section H will not apply to directors who serve as Executive Officers.
I.	Miscellaneous
28.

Nothing in this Policy shall be deemed to grant any of Quoin’s Executive Officers or employees or any third party any right or privilege in connection with their employment by the Company. Such rights and privileges shall be governed by the respective personal employment agreements or other separate compensation agreements entered into between Quoin and the recipient of such rights and privileges. The Board may determine that none or only part of the payments, benefits and perquisites detailed in this Policy shall be granted, and is authorized to cancel or suspend a compensation package or part of it.

29.

An Immaterial Change in the Terms of Employment of an Executive Officer other than the CEO may be approved by the CEO, provided that the amended terms of employment are in accordance with this Policy. An “Immaterial Change in the Terms of Employment” means a change in the terms of employment of an Executive Officer with an annual total cost to the Company not exceeding an amount equal to two (2) monthly base salaries of such employee.

30.

In the event that new regulations or law amendment in connection with Executive Officers and directors compensation will be enacted following the adoption of this Policy, Quoin may follow such new regulations or law amendments, even if such new regulations are in contradiction to the compensation terms set forth herein.

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This Policy is designed solely for the benefit of Quoin and none of the provisions thereof are intended to provide any rights or remedies to any person other than Quoin.